UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 17, 2012

VMWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33622 (Commission File Number)	94-3292913 (IRS Employer Identification Number)

3401 Hillview Avenue, Palo Alto, CA (Address of Principal Executive Offices)	94304 (Zip code)

Registrant's telephone number, including area code: (650) 427-5000
N/A
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 18, 2012, VMware, Inc. (“VMware" or the “Company”) filed a Form 8-K disclosing the election of Patrick P. Gelsinger as the Company's Chief Executive Officer, effective September 1, 2012. Such Form 8-K filing is amended to disclose that, on September 14, 2012, the Compensation and Corporate Governance Committee of the Board of Directors of the Company (the “Committee”) approved a letter agreement that set forth compensation arrangements for Mr. Gelsinger's services as Chief Executive Officer and granted Mr. Gelsinger equity awards in connection with the start of his service with the Company.
Mr. Gelsinger will be paid an annual base salary of $850,000 and be eligible to earn a performance-based cash bonus with an annual target of 135.3% of his base salary. The Committee granted Mr. Gelsinger a restricted stock unit (“RSU”) award for 77,091 shares of the Company's Class A common stock. The RSU award will vest with respect to 37.5% of the RSUs on March 1, 2014 (the “Initial Vesting Date”) and with respect to 12.5% of the RSUs on each subsequent semi-annual anniversary of the Initial Vesting Date.
The Committee also granted Mr. Gelsinger a performance stock unit (“PSU”) award for 44,052 PSUs in exchange for Mr. Gelsinger's agreement to cancel a long term incentive award for 239,617 RSUs (the “LTIP”) awarded by EMC Corporation, VMware's parent company (“EMC”), in August 2011 during Mr. Gelsinger's employment with EMC. The VMware PSU award will vest if VMware meets a designated revenue growth target over the three-year period commencing January 1, 2012. The VMware PSUs will convert into VMware's Class A common stock at a ratio ranging from 0.5 to 2.0 shares for each PSU, depending upon the degree of performance. Vesting in the PSU award will not occur, and no shares will be issued, for performance below minimum thresholds specified in the award.
If Mr. Gelsinger is terminated without “cause” or he terminates his employment for “good reason” following a ”change-in-control” of VMware (each as defined in Mr. Gelsinger's offer letter), vesting will accelerate with respect to 100% of the RSUs and PSUs. Acceleration of vesting in the RSUs following a change in control will occur only if such termination occurs within twelve months following the change in control.
During the term of Mr. Gelsinger's employment with VMware, he will continue to vest, through August 2016, in the equity awards, other than the LTIP, that he was granted by EMC during his service with EMC in accordance with the terms of such grants (the “EMC Grants”).  Accordingly, Mr. Gelsinger will continue to vest in four stock option grants exercisable for an aggregate of 357,832 shares of EMC common stock and five RSU grants for an aggregate of 427,552 shares of EMC common stock.  Mr. Gelsinger is also eligible to vest in a stock option exercisable for 30,808 shares of EMC common stock and an RSU for 61,103 shares of EMC common stock provided that EMC meets certain performance objectives during fiscal 2012.  The expense related to Mr. Gelsinger's EMC Grants will be recorded as stock-based compensation expense in VMware's financial statements.

Mr. Gelsinger is being provided with a relocation package to move his residence from Massachusetts to the San Francisco Bay area, where the Company's headquarters are located. Mr. Gelsinger's relocation package includes reimbursement of reasonable relocation expenses, payment of closing costs and additional expenses related to the sale of his existing home in Massachusetts, reimbursement of temporary housing and commute costs and reimbursement for taxes payable on his relocation benefits.

The Committee also approved on September 14, 2012 a recommendation that the Board of Directors appoint Mr. Gelsinger to serve on its Mergers and Acquisitions Committee, which the Company expects the Board to approve at its next meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2012

VMware, Inc.

By:	/s/ S. Dawn Smith
S. Dawn Smith
Senior Vice President, General Counsel
Chief Compliance Officer and Secretary